Exhibit 10.1

AGREEMENT BY AND BETWEEN
Colonial Bank FSB
Vineland, NJ
and
The Comptroller of the Currency

Colonial Bank FSB, Vineland, NJ (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices relating to asset quality, credit risk management, and earnings at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)           This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. §1818(i)(2).

(3)           This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555.  See 12 U.S.C. § 1831i.

(4)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)           This Agreement shall cause the Bank to be designated as in “troubled condition,” as set forth in 12 C.F.R. § 1 63.555, unless otherwise informed in writing by the Comptroller.  In addition, this Agreement shall cause the Bank not to be designated as an “eligible bank” for purposes of 12 C.F.R. § 5.3(g), unless otherwise informed in writing by the Comptroller.

(6)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement, shall be forwarded to:

Emmit C. Odom, Jr.
Assistant Deputy Comptroller
Philadelphia Field Office
1150 Northbrook Drive, Suite 303
Trevose,  PA 19053

ARTICLE II

COMPLIANCE COMMITTEE

(1)           Within ten (10) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(l) or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee, and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within forty-five (45) days of the date of this Agreement and within ten (10) days of the end of each calendar quarter thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

 (a)           a description of the action needed to achieve full compliance with each Article of this Agreement;

 (b)          actions taken to comply with each Article of this Agreement; and,

 (c)          the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

REVIEW OF LENDING FUNCTIONS

(1)            Within thirty (30) days, the Board shall retain a qualified independent consultant to formally assess the effectiveness of the Bank’s lending function, including its policies, procedures, audit functions, and MIS reporting, and to formally assess the competency of the Bank’s lending staff, including assessing whether these individuals possess the experience and other qualifications required to correct the deficiencies outlined in the Report of Examination or whether staffing changes should be made to the lending staff.  The findings and recommendations of the consultant shall be set forth in a written report to the Board, which report shall be provided to the OCC immediately upon its completion.

(2)           Within thirty (30) days of its receipt of the consultant’s report, but no later than ninety (90) days from the date of this Agreement, the Board shall develop, implement, and thereafter ensure Bank adherence to a written plan, with specific time frames, that will correct the deficiencies noted by the consultant.  At a minimum, the plan shall contain:

(a)	the identification of present and future management and staffing requirements for the lending function of the Bank;

 (b)         detailed written job descriptions for senior lending staff;

(c)
an evaluation of each officer’s qualifications and abilities, and a determination of whether these individuals possess the experience and other qualifications required to perform present and anticipated duties of his/her officer position;

(d)	recommendations as to whether management or staffing changes should be made, including the need for additions to or deletions from the current lending staff;

 (e)         objectives by which management’s effectiveness will be measured;

(f)	a training program to address identified weaknesses in the skills and abilities of the Bank’s staff and management team;

(g)
an assessment of whether Board members are receiving adequate information on the lending operation of the Bank to enable them to fulfill their fiduciary responsibilities and other responsibilities under the law;

(h)	recommendations to expand the scope, frequency and sufficiency of information provided to the Board by management;

(i)	recommendations to increase the Board’s oversight of audit of the lending function of the Bank, including the means by which the Board will ensure audit findings are addressed in a timely manner;

(j)	an evaluation of the extent of responsibility of current management and/or the Board for the present weaknesses in the Bank’s condition; and,

(k)	recommendations to correct or eliminate any other deficiencies in the supervision or organization structure of the Bank identified by the consultant.

(3)           The copies of the Board’s written plan shall be forwarded to the Assistant Deputy Comptroller. The Assistant Deputy Comptroller shall retain the right to determine the adequacy of the report and its compliance with the terms of this Agreement.  In the event the written plan, or any portion thereof, is not implemented, the Board shall immediately advise the Assistant Deputy Comptroller, in writing, of specific reasons for deviating from the plan.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE IV

CAPITAL PLAN

(1)           Within ninety (90) days, the Board shall develop a three year capital program.  The program shall include:

 (a)         specific plans for the maintenance of adequate capital;

(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(d)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank’s needs;

(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and,

 (f)          a dividend policy that permits the declaration of a dividend only:

(i)	when the Bank is in compliance with its approved capital program and will remain in compliance with the Capital Plan immediately after making the dividend or capital distribution; and,

(ii)	following OCC approval in accordance with 12 C.F.R. Part 163, Subpart E.

(2)           Upon completion, the Bank’s capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and ensure adherence to the capital program.  The Board shall review and update the Bank’s capital program on an annual basis or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE V

STRATEGIC PLAN

(1)           Within ninety (90) days, the Board shall develop a written strategic plan for the Bank covering at least a three-year period.  The strategic plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)
an assessment of the Bank’s present and future operating environment, including a formal assessment of whether it is in the bank’s and its shareholders’ best interests to seek the sale, merger or liquidation of the bank;

(c)	the development of strategic goals and objectives to be accomplished over the short and long term;

(d)	an identification of the Bank’s present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in (1)(c) of this Article;

(e)
an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems and policies and procedures for their adequacy and contribution  to the accomplishment of the goals and objectives developed  under (1)(c) of this Article;

(f)	a management employment and succession program to promote the retention and continuity of capable management;

(g)	product line development and market segments that the Bank intends to promote or develop;

(h)	an action plan to improve bank earnings and accomplish identified strategic goals and objectives, including individual responsibilities, accountability and specific time frames;

(i)	a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the period covered by the strategic plan;

(j)	control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment;

(k)	specific plans to establish responsibilities and accountability for the strategic planning process, new products, growth goals, or proposed changes in the Bank’s operating environment; and,

(l)           systems to monitor the Bank’s progress in meeting the plan’s goals and objectives.

(2)          Upon adoption, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and ensure adherence to the strategic plan.

(3)          If the OCC determines, in its sole judgment, that the Bank has failed to submit an acceptable strategic plan as required by paragraph (1) of this Article or has failed to implement or adhere to the Bank’s specific, measurable, and verifiable objectives included in the strategic plan, for which the OCC has taken no supervisory objection pursuant to paragraph (2) of this Article, then within fifteen (15) days of receiving written notice from the OCC of such fact, the Board shall develop and shall submit to the OCC for its review and prior determination of no supervisory objection a revised strategic plan, which shall detail the Bank’s proposal to correct deficiencies resulting in the Bank’s failure and to adhere to the Bank’s original strategic plan.

(4)          The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE VI

PROFIT PLAN

(1)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank.  This plan shall include, at minimum, the following elements:

(a)	identification of the major areas in and means by which the Board will seek to improve the Bank’s operating performance;

(b)	realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

(c)	a budget review process to monitor both the Bank’s income and expenses, and to compare actual figures with budgetary projections; and,

(d)	a description of the operating assumptions that form the basis for major projected income and expense components.

(2)           The budgets and related documents required in paragraph (I) above for 2013 shall be submitted to the Assistant Deputy Comptroller upon completion.  The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1) above for each year this Formal Agreement remains in effect.  The budget for each year shall be submitted on or before November 30, of the preceding year.

(3)           The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

(4)           Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE VII

CRITICIZED ASSETS

(1)           The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the OCC examiners during any examination.

(2)           Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the OCC examiners during any examination as “doubtful,” “substandard,” or “special mention.” This program shall include, at a minimum:

 (a)         an identification of the expected sources of repayment;

(b)	the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and,

(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(3)           Upon adoption, a copy of the program for all criticized assets equal to or exceeding five hundred thousand dollars ($500,000) shall be forwarded to the Assistant Deputy Comptroller.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5)           The Loan Workout Department shall take all steps necessary to improve the operation of the Bank’s workout function including, but not limited to:

(a)	the establishment of policies and procedures to distinguish assets that shall be managed by the Loan Workout Department from assets that shall be managed by the originating unit;

(b)	the development and implementation of management information systems to track workloads and staffing requirements within the Loan Workout Department; and,

(c)	the development and implementation of management information systems to measure the success of workout activities.

(6)           The Board shall ensure that the Loan Workout Department receives staffing and funding support necessary to maintain its sound operation.

(7)           The Board, or a designated Committee, shall conduct a review, on at least a quarterly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds five hundred thousand dollars ($500,000);

 (b)           management’s adherence to the program adopted pursuant to this Article;

 (c)          the status and effectiveness of the written program; and,

 (d)          the need to revise the program or take alternative action.

(8)           A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis (in a format similar to Appendix A, attached hereto).

(9)           The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the OCC examiners during any examination and whose aggregate loans or other extensions exceed  five hundred  thousand ($500,000) only if each of the following conditions is met:

(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and,

(b)	a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

(10)         A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE VIII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           The Board shall review the adequacy of the Bank’s Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an adequate Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in the Federal Financial Institutions Examination Council’s Interagency Policy Statement and Allowance for Loan and Lease Losses dated December 13, 2006, and shall focus particular attention on the following factors:

 (a)          results of the bank’s external loan review:

(b)	procedures to ensure the ALLL methodology conforms to accounting standards contained in FASB ASC 450-20 (Contingencies – Loss Contingencies); and,

(c)	procedures to ensure the ALLL methodology conforms to accounting standards contained in FASB 310-10 (Accounting by Creditors for Impairment of a Loan).

(2)           The program shall provide for a review of the Allowance by the Board at least once each calendar quarter.  Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE IX
CREDIT RISK MANAGEMENT

(1)           Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to improve credit risk management at the Bank.  The program shall include, but not be limited to:

(a)	procedures to ensure accuracy of risk ratings and proper and timely problem loan identification;

(b)	procedures governing the supervision and control of nonaccrual loans that,

(i)	are consistent with the accounting requirements contained in the Call Report Instructions;

(ii)	address the circumstances under which accrued interest due on a loan may be added to the outstanding principal amount when the loan is renewed or restructured;

(iii)	address circumstances under which restructured loans (TDRs) will be maintained on accruals status;

(iv)	require the monthly presentation to the Board of all loans meeting any of the nonaccrual criteria; and,

(v)	require the immediate reversal or charge off of that portion of the remaining accrued interest on such loans that, when combined with principal, is not protected by sound collateral values;

(c)	procedures to ensure an independent appraisal review process is in place;

(d)	procedures to ensure risk ratings are appropriately reflected on internal MIS;

(e)	procedures to ensure current financial statements are obtained and reviewed, including a global analysis of the borrower, in a timely manner;

(f)	procedures to ensure appraisals and re-appraisals are obtained in a timely manner; and,

(g)	procedures to ensure that appraisal dates are appropriately reflected on internal MIS.

(2)           The Board shall submit a copy of the program to the Assistant Deputy Comptroller.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE X

OTHER REAL ESTATE OWNED

(1)           Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a policy to ensure that Other Real Estate Owned (“OREO”) is managed in accordance with 12 C.F.R. § 160.172 (Re-evaluation of OREO) and 12 C.F.R. Part 164 (Appraisals).  The policy shall address:

 (a)         responsibility and authority for OREO properties;

(b)	proper accounting procedures for OREO properties from transfer to the Bank and until and upon sale to a third party;

(c)	procedures to require timely appraisals pursuant to 12 C.F.R. §160.172 and 12 C.F.R. Part 164;

(2)           Upon adoption, the Board shall submit a copy of the policy to the Assistant Deputy Comptroller for review.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.

ARTICLE XI
CLOSING

(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)           This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency”·as contemplated by 12 U.S.C. § J 818(b)(l), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 1 2 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Emmit C. Odom, Jr.	May 30, 2013
Emmit C. Odom, Jr.	Date
Assistant Deputy Comptroller
Philadelphia Field Office

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ John Bailey	May 30, 2013
John Bailey	Date

/s/ Gregory Facemyer	May 30, 2013
Gregory Facemyer	Date

/s/ John Fitzpatrick	May 30, 2013
John Fitzpatrick	Date

/s/ Albert Fralinger, Jr.	May 30, 2013
Albert Fralinger, Jr.	Date

/s/ Edward Geletka	May 30, 2013
Edward Geletka	Date

/s/ Hugh McCaffrey	May 30, 2013
Hugh McCaffrey	Date

APPENDIX A
Colonial Bank FSB
Vineland, NJ

CRITICIZED ASSET REPORT AS OF:

BORROWER(S):

ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):

$	CRITICISM

AMOUNT CHARGED OFF TO DATE

FUTURE POTENTIAL CHARGE-OFF

PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):

FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank’s lien position and amount of available equity, if any, guarantor(s) info, etc.):

PROPOSED PLAN OF ACTION TO ELIMIATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT:

IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM (repayment program should coincide with source of repayment):

Use this form for reporting each criticized asset that exceeds _______ dollars ($____) and retain the original in the credit file for review by the examiners.  Submit your reports (monthly/quarterly) until notified otherwise, in writing, by the Assistant Deputy Comptroller.